Valkyrie ETF Trust II 485BPOS

Exhibit 99.(h)(2)

Exhibit A to the Fund Accounting Servicing Agreement

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

Valkyrie Bitcoin Strategy ETF

Valkyrie Balance Sheet Opportunities ETF

Valkyrie Bitcoin Miners ETF

Exhibit (h)(2) - Revised Exhibit A Fund Accounting Servicing Agreement (WGMI)